UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 12, 2006

Glowpoint, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	0-25940	77-0312442
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

225 Long Avenue Hillside, NJ	07205
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (312) 235-3888

                                            Not Applicable
(Former name or former address, if changed since last report)

ITEM 8.01. OTHER EVENTS.

On October 26, 2006, Glowpoint, Inc. (“Glowpoint” or the “Company”) announced a potential tax owed by All Communications Corp. (“AllComm”) to New York State Department of Taxation and Finance (the “AllComm Tax Liability”).  The total amount of the AllComm Tax Liability as of that date was approximately $1.25 million. Since then, the Company reviewed historical files, contacted AllComm vendors and customers, and addressed the issues raised by New York State’s audit. Company representatives then met with New York State officials and presented the supporting documentation in an attempt to have this matter resolved on the merits of the case.

On or about December 12, 2006, New York State and the Company agreed that the appropriate amount owed to settle the AllComm Tax Liability was approximately $0.27 million, which consists of an assessed sales and use tax liability of approximately $0.09 million for the period January 1, 1998 through May 18, 2000 (at which time AllComm was merged into ViewTech, Inc.), approximately $0.15 million for interest due thereon, and approximately $0.03 million in penalties, inclusive of all credits. Upon receipt of the final payment, the Company expects New York State will discharge the tax lien, which was recorded by New York State with the Clerk of Albany County, New York in August 2003.

The AllComm tax liability will increase the previously reported selling, general and administration (“SG&A”) expense and increase previously reported operating losses and net losses for the indicated fiscal and quarterly periods. Other than corrections to classifications resulting from the restatement, previously reported cash flows are not expected to be impacted. In addition, the Company's cash position reported in the prior periods is not expected to be impacted.

With the resolution of the Allcomm Tax Liability, the Company has restarted the restatement process for the year ended December 31, 2004 and restated interim financial statements for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 and expects to begin issuing financial statements no later than early January 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOWPOINT, INC.

By:	/s/ Michael Brandofino
Michael Brandofino
Chief Executive Officer and President
Date: December 14, 2006